Exhibit 99.1

Flagstone Re Announces Quarterly Dividend

HAMILTON, Bermuda, May 13, 2010 (BUSINESS WIRE) --Flagstone Reinsurance Holdings Limited (NYSE:FSR) announced today that its Board of Directors declared a quarterly dividend of $ 0.04 per Common Share. The dividend is payable on June 15, 2010 to shareholders of record at the close of business on June 1, 2010.

About Flagstone Reinsurance Holdings Limited

Flagstone Reinsurance Holdings Limited, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance and insurance businesses. Flagstone Réassurance Suisse has received "A-" financial strength ratings from both A.M. Best and Fitch Ratings, and "A3" ratings from Moody's Investors Service. Island Heritage and Flagstone Reinsurance Africa have received "A-" financial strength ratings from A.M. Best.

The Company is traded on the New York Stock Exchange under the symbol "FSR" and the Bermuda Stock Exchange under the symbol "FSR BH". Additional financial information and other items of interest are available at the Company's website located at www.flagstonere.com.

SOURCE: Flagstone Reinsurance Holdings Limited

Flagstone Reinsurance Holdings Limited, Hamilton
Brenton Slade, +1-441-278-4303